UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): May 31, 2011
ASCENT MEDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-34176	26-2735737
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
12300 Liberty Boulevard
Englewood, Colorado 80112
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (720) 875-5622

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     Amended and Restated Employment Agreement with Mr. William E. Niles
     On May 31, 2011, Ascent Media Corporation (the Corporation) and Mr. William E. Niles entered into an Amended and Restated Employment Agreement (the Employment Agreement), setting forth the terms and conditions of Mr. Niles’ employment as Executive Vice President and General Counsel of the Corporation. The following sets forth a summary of the material terms of the Employment Agreement.
     Term. The initial term of the Employment Agreement is five years, commencing effective as of March 1, 2011.
     Base Salary. Mr. Niles’ annual base salary under the Employment Agreement is initially his current base salary of $491,000. However, this salary will be reduced to $400,000 per year upon the earlier of his move to the Denver, Colorado metropolitan area or August 31, 2011. The officer’s base salary is subject to annual review and increase in the sole discretion of the compensation committee (the Committee) of the board of directors of the Corporation.
     Bonus. Mr. Niles is eligible to receive an annual bonus from the Corporation. The Employment Agreement provides for a target bonus of 50% of base salary. The amount of any bonus may be less than or greater than the target, as determined by the Committee, but is not expected to exceed 75% of the officer’s base salary. Mr. Niles’ entitlement to receive any bonus, and the actual amount thereof, will be determined by the Committee in its sole discretion based upon Mr. Niles’ achievement of certain performance criteria.
     Incentive Awards. As previously reported, on March 15, 2011 and March 29, 2011, Mr. Niles received the following grants under the Ascent Media Corporation 2008 Incentive Plan, each of which grants is referenced in the Employment Agreement:
•	a grant of options to purchase 49,160 shares of the Corporation’s Series A Common Stock, par value $0.01 per share (Series A Stock), at an exercise price of $48.15 (which was the closing market price on the grant date); and

•	an aggregate grant of 28,997 restricted shares of Series A Stock.
The options and restricted shares vest in equal quarterly installments over a five year period.
     Relocation. The Employment Agreement requires Mr. Niles to relocate to the Denver, Colorado metropolitan area. The Corporation has agreed to reimburse Mr. Niles for reasonable and customary expenses incurred by Mr. Niles and his family in connection with such relocation, up to a maximum of $75,000, inclusive of a tax gross-up.
     Termination of Employment. Upon termination of Mr. Niles’ employment, the Corporation will be obligated to pay him for any base salary, vacation time and business expenses, in each case, accrued or incurred but unpaid prior to the date of termination. In addition, if the Corporation terminates Mr. Niles’ employment without “cause” or if Mr. Niles terminates his employment for “good reason” (in each case, as defined in the Employment

Agreement), the Corporation will pay to Mr. Niles an amount equal to the sum of (a) any then unpaid bonus to which Mr. Niles has become entitled for the calendar year prior to the year in which such termination occurs, (b) any unpaid salary, vacation time or expense reimbursement that was accrued but unpaid as of the date of termination, (c) 1.5 times Mr. Niles’ then base salary, plus (d) a pro rated target bonus for the year in which termination occurs.
As a condition to receiving any such severance payment, Mr. Niles is required to execute a release, but he has no duty to mitigate by seeking other employment.
     Effect on Prior Arrangements. Prior to the effectiveness of the Employment Agreement, Mr. Niles has provided services to the Corporation and its subsidiaries under his previous employment agreement, dated as of September 1, 2006, as amended by the Amendment to Employment Agreement dated as of January 1, 2009, between Mr. Niles and Ascent Media Group, LLC (AMG), which was assigned by AMG to the Corporation in connection with the sale of AMG (as so amended and assigned and assumed, the Former Employment Agreement). Under the Former Employment Agreement, if Mr. Niles was terminated or his employment agreement was not renewed following a change of control (which occurred in connection with the sale of AMG), Mr. Niles would have been entitled to a severance payment of approximately $1.6 million. The Employment Agreement contains a waiver of all rights to any severance payment under the Former Employment Agreement.
     Amendment to Employment Agreement with Mr. William R. Fitzgerald
     On June 6, 2011 the Corporation and Mr. William R. Fitzgerald, Chief Executive Officer of the Corporation, entered into an Amendment to Employment Agreement (the Amendment) revising certain terms and conditions of his employment agreement dated February 9, 2000 (the Original Agreement). The following sets forth a summary of the material terms of the Amendment.
     Allocation of Time. Mr. Fitzgerald has agreed to devote no less than 80% of his business time, attention and energies to the performance of his duties as Chief Executive Officer of the Corporation. This reflects an increase from 60% in the Original Agreement.
     Base Salary. The amount of Mr. Fitzgerald’s base salary was increased from $426,000 to $600,000. This increase was in connection with the increased allocation of time described above.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 6, 2011

ASCENT MEDIA CORPORATION
By:	/s/ William E. Niles
	Name:	William E. Niles
	Title:	Executive Vice President, General Counsel and Secretary

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